Exhibit 5

                                LOCK-UP AGREEMENT

                                January 29, 2004

MediaBay, Inc.
2 Ridgedale Avenue
Suite 300
Cedar Knolls, NJ  07927

Rockwood, Inc.
830 Third Avenue (11th Floor)
New York, NY  10022


Ladies and Gentlemen:


         Each of the undersigned, Norton Herrick ("Herrick"), Huntingdon Corporation, a company wholly-owned by Herrick, and N. Herrick Irrevocable ABC Trust, of which Herrick is the sole beneficiary (each, a "SECURITYHOLDER" and
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collectively, the "SECURITYHOLDERS") understands that Rockwood, Inc. will act as
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placement agent (the "PLACEMENT AGENT") for MediaBay, Inc. (the "COMPANY") in
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connection with the sale to accredited investors of a private placement (the
"OFFERING") of (i) 6% Senior Subordinated Convertible Promissory Notes (the
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"NOTES"), and (ii) warrants (the "WARRANTS") to purchase shares of common stock,
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no par value, of the Company ("COMMON STOCK"), pursuant to the terms of a
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Securities Purchase Agreement by and between the Company and the purchasers named therein (the "PURCHASE AGREEMENT").
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         1. In consideration of the Placement Agent's agreement to act as placement agent and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Securityholder agrees that the Securityholder will not, without the prior written consent of the Placement Agent, directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, enter into any contract to sell or otherwise dispose of or transfer any shares of Common Stock (including, without limitation, any shares of Common Stock which may be issued upon exercise of any stock options or warrants or upon conversion or exchange of any convertible or exchangeable securities) or any rights, warrants, options or other securities that are convertible into, or exercisable or exchangeable for, Common Stock (collectively, "RIGHTS", which term includes, without limitation,
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any shares of preferred stock or other instruments which are convertible into
Common Stock) or enter into any Hedging Transaction (as defined below) (each of the foregoing referred to as a "DISPOSITION") for a period beginning on the date
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of the Closing Date (as defined in the Purchase Agreement) and continuing through and including the date ninety (90) days following the date that a registration statement on Form S-1, S-2 or S-3 filed with the SEC for the purpose of registering the shares of Common Stock issuable upon conversion of the Notes and upon exercise of the Warrants, is declared effective by the SEC (the "LOCK-UP PERIOD"). The foregoing restriction is expressly intended to
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preclude the Securityholders from engaging directly and/or indirectly in any
Hedging Transaction or other transaction which is designed to or is reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the Securityholder. "HEDGING TRANSACTION" means any short sale (whether or not against the box) or
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any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock or any Rights. The foregoing restrictions set forth in this paragraph shall apply to all shares of Common Stock and all Rights now owned or hereafter acquired by the Securityholders.

         2. Notwithstanding the foregoing, a Securityholder may transfer any or all of the Securityholder's Common Stock or Rights to a transferee that, prior to or concurrently with such transfer, the transferee executes and delivers to the Placement Agent an agreement, in form and substance satisfactory to the Placement Agent, stating that the transferee is receiving and agrees to hold the Common Stock or Rights, as the case may be, subject to the provisions of this letter agreement, and there shall be no further transfer of such Common Stock or Rights, as the case may be, except in accordance with this letter agreement.

         3. Without limiting the restrictions herein, any transfer permitted by
Section 2 hereof by the Securityholders shall remain at all times subject to applicable securities laws, including without limitation the resale restrictions imposed by Rule 144 promulgated under the Securities Act of 1933, as amended.

         4. Each Securityholder hereby agrees that, to the extent that the terms of this letter agreement conflict with or are in any way inconsistent with any registration rights agreement or similar agreement to which the Securityholder is a party or under which the Securityholder is entitled to any right or benefit, this letter agreement supersedes such registration rights agreement or similar agreements solely with respect to any such rights therein to make a Disposition.

         5. Each Securityholder understands that the Company and the Placement Agent will proceed with the Offering in reliance on this letter agreement.

         6. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. Each Securityholder hereby irrevocably agrees that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, each Securityholder covenants and irrevocably submits to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any such action may be served upon him personally, or by certified mail or registered mail return receipt requested, with the same full force and effect as if personally served upon him in New York City. Each Securityholder hereto waives any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.


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         7. Schedule 1 annexed hereto, sets forth the Common Stock and Rights
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registered in the Securityholders' names.

         8. This letter agreement shall terminate and have no force or effect if a Closing (as defined in the Purchase Agreement) does not occur by the Termination Date as defined in the Purchase Agreement.



                                     /s/ Norton Herrick
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                                     Norton Herrick


                                     HUNTINGDON CORPORATION


                                     By: /s/ Norton Herrick
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                                        Norton Herrick, President


                                     N. HERRICK IRREVOCABLE ABC TRUST

                                     By: /s/ Howard Herrick
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                                        Howard Herrick, Trustee



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